                           PLAN OF REORGANIZATION AND

                                AGREEMENT AMONG

                                 CHAPEAU, INC.
                                  (Purchaser)

                              CHAPEAU NEVADA, INC.
                              (Merger Subsidiary)

                                      AND

                       SPECIALIZED ENERGY PRODUCTS, INC.
                                   (Company)

     This Plan of Reorganization and Agreement is made this _____ day of
February, 2001, by and among CHAPEAU, INC. (the Purchaser), a Utah corporation,
CHAPEAU NEVADA, INC. (the Merger Subsidiary), a Nevada corporation and a wholly-owned subsidiary of the Purchaser and SPECIALIZED ENERGY PRODUCTS, INC.
(the Company), a Nevada corporation, and provides for the Company to become a wholly-owned subsidiary of the Purchaser by merger of the Merger Subsidiary with and into the Company, and for the stockholders of the Company, by such merger, to become stockholders instead of the Purchaser.

     WHEREAS, the Purchaser desires to acquire, on the terms and subject to the conditions reflected below, the business of the Company; and

      WHEREAS, the Company believes that it is desirable and in the best interests of the Company that its business be combined with that of the
Purchaser by merger of the Merger Subsidiary with and into the Company so that the Company will become a wholly-owned subsidiary of the Purchaser as below provided;

      NOW, THEREFORE, THE PARTIES TO THIS PLAN OF REORGANIZATION AND AGREEMENT
do hereby agree as follows:

                                   ARTICLE I

DEFINITIONS

     As used in this Agreement, the terms identified below in this Article I shall have the meanings indicated, unless a different and common meaning of the term is clearly indicated by the context.

     1.1 Affiliate: When used with respect to a person, an "affiliate" of that person is a person Controlling, Controlled by, or under common Control with that person.

     1.2 Agreement: This Plan of Reorganization and Agreement, including all of its schedules and exhibits and all other documents specifically referred to in this Agreement that have been or are to be delivered by a party to this
Agreement to another such party in connection with the Transaction or this
Agreement, and including all duly adopted amendments, modifications, and supplements to or of this Agreement and such schedules, exhibits, and other documents.

     1.3 Audited Financial Statements: The balance sheet, income statement, statement of stockholders' equity, and statement of cash flows or, in each instance, equivalent statements as commonly provided to shareholders, as at
December 31, 2000, and for the two (2) years then ended in the case of the
Company and as at December 31, 2000, and for the two (2) years then ended in the case of the Purchaser, in each instance as reported on by Auditors.

     1.4 Auditors: With respect to the Company, ___________________, and with respect to the Purchaser, Hansen, Barnett & Maxwell, Salt Lake City, Utah in
each instance, independent certified public accountants currently being retained for the purpose of auditing financial statements of that party.

     1.5 Business Day: Any day that is not a Saturday, Sunday, or a day on which banks in the State of California are authorized to close.

     1.6 Closing: The completion of the Transaction, to take place as described in Article II.

     1.7 Closing Date: The date on which the Closing actually occurs, which shall be March ___________, 2001, unless otherwise agreed by the parties, but shall not in any event be prior to satisfaction or waiver of the conditions to
Closing set forth in Article VIII hereof.

     1.8 Closing Time: The time at which the Closing actually occurs. All events that are to occur at the Closing Time shall, for all purposes, be deemed to occur simultaneously, except to the extent, if at all, that a specific order of occurrence is otherwise described.

     1.9 Code: The Internal Revenue Code of 1986, as amended and in effect at the time of execution of the Agreement.

     1.10 Company: SPECIALIZED ENERGY PRODUCTS, INC. a Nevada corporation which will, pursuant to the transactions described in this Agreement, become a wholly-owned subsidiary of the Purchaser.

     1.11 Company Balance Sheet: The most recent Balance Sheet included in the
Audited Financial Statements of the Company.

     1.12 Company Disclosure Document: The document delivered by the Company to the Purchaser containing certain disclosures regarding the Company as described in Article ___ hereof.

     1.13 Company Facilities: Any business location of the Company, whether owned, leased, borrowed or occupied by consent of the owner, including but not limited to, the Company's principal place of business at
_____________________________.

     1.14 Consideration: THREE MILLION FIVE HUNDRED THOUSAND (3,500,000) shares of common stock of the Purchaser, into which all the shares of common stock of the Company outstanding immediately prior to the consummation of the Transaction will be converted by reason of the Merger.

     1.15 Contingent Consideration: In addition, Purchaser shall, within sixty
(60) days after each Triggering Event, issue and transfer to the shareholders of the Company pro rata additional shares of the common stock of the Purchaser in the amounts set forth below upon the occurrence of the following described
Triggering Events:

          a. One Million (1,000,000) shares upon Company's initial receipt of revenues from the sale of its engine product;

          b. One Million (1,000,000) shares upon the Company's realizing gross revenues of not less than $2,000,000 in any fiscal quarter;

          c. One Million (1,000,000) shares upon the Company's realizing gross revenues of not less than $4,000,000 in any fiscal quarter.

          Each of the foregoing Triggering Events is independent of the others;
     nothing shall prevent the payment of the Contingent Consideration for more than one Triggering Event in any reporting period. For purposes of determining whether a Triggering Event has occurred, the Company's books shall be prepared and evaluated according to GAAP.

     1.16 Control: Generally, the power to direct the management or affairs of an Entity.

     1.17 Counsel to the Company: Gerald H. Dorn, Esq. of Anderson, Dorn &
Schulze, Ltd., Reno, Nevada.

     1.18 Counsel to the Purchaser: Craig G. Christensen, Esq. of Christensen
and Barrus, Inc., Roseville, California.

     1.19 Entity: A corporation, partnership, sole proprietorship, joint venture or other form of organization formed for the conduct of a business whether active or passive.

     1.20 Exchange Act: The Securities Exchange Act of 1934, as amended to the date as of which any reference thereto is relevant under this Agreement, including any substitute or replacement statute adopted in place or lieu therefor.

     1.21 GAAP: Generally Accepted Accounting Principles, as in effect on the date of any statement, report or determination that purports to be, or is required to be, prepared or made in accordance with GAAP. All references herein to financial statements prepared in accordance with GAAP shall mean in accordance with GAAP consistently applied throughout the periods to which reference is made.

     1.22 Inventories: The stock of raw materials, work-in-process, and finished goods, including, but not limited to, finished goods purchased for resale, held by the Company for manufacturing, assembly, processing, finishing, sale, or resale to others, from time to time in the ordinary course of the business of the Company in the form in which such inventories then are held or after manufacturing, assembling, finishing, processing, incorporating with other goods or items, refining, or the like.

     1.23 IRS: The Internal Revenue Service.

     1.24 Liabilities: At any point in time (the Determination Time), the obligations of a person or Entity, whether known or unknown, contingent or absolute, recorded on its books or not, arising or resulting in any way from facts, events, agreements, obligations or occurrences that existed or transpired at a prior point in time, or resulted from the passage of time to the
Determination Time.

     1.25 Merger: The merger of the Merger Subsidiary into the Company, as provided in the Merger Agreement.

     1.26 Merger Agreement: The form of Agreement of Merger providing for the merger of the Merger Subsidiary with and into the Company as attached hereto as
Exhibit A.

     1.27 Merger Subsidiary: CHAPEAU NEVADA, INC. a Nevada corporation.

     1.28 Parent: With respect to any corporation, partnership, joint venture or other entity, an Entity of which that Entity is, directly or indirectly through one or more other Parents, a Subsidiary.

     1.29 Payables: Liabilities of a party arising from the borrowing of money or the incurring of obligations for merchandise or goods purchased.

     1.30 Projections: The projections of economic results of the Company, prepared quarterly through December 31, 2000 and delivered to the Purchaser pursuant to the terms of this Agreement. The Purchaser acknowledges that projections of future economic performance are necessarily unreliable and subject to the occurrence or nonoccurrence of a variety of events, but the
Company represents that the Projections have been prepared on the basis of assumptions that are, in the judgment of the Company, reasonable in all respects and are not to the knowledge of the Company contrary to fact or to events that have occurred or are presently in existence in any material respect.

     1.31 Proprietary Rights: Trade secrets, copyrights, patents, trademarks, service marks, supply agreements, licensing agreements, customer lists, know-how, and all similar types of intangible property developed, created, or owned by the Company in connection with its business, whether or not the same are entitled to legal protection.

     1.32 Purchaser: CHAPEAU, INC., a Utah corporation that, under the terms of this Agreement is acquiring all of the outstanding common stock of the Company.

     1.33 Purchaser Balance Sheet: The most recent Balance Sheet included in the
Audited Financial Statements of the Purchaser.

     1.34 Purchaser's Securities (1): Shares of Common Stock, $0.001 par value, of the Purchaser into the right to receive which the outstanding shares of common stock are to be converted pursuant to the Merger.

     1.35 Receivables: Accounts Receivable, notes receivable, and other obligations, if any, appearing as assets on the books of the Company, and customarily reflected as assets in balance sheets of entities prepared in accordance with GAAP, indicating moneys owed to the entity.

     1.36 Registration: Registration under the Securities Act.

     1.37 Registration Rights Agreement: The agreement, in the form of Exhibit
_____ to this Agreement, providing for the Registration, under the circumstances provided therein, of the Purchasers' Securities.

     1.38 SEC: The Securities and Exchange Commission.

     1.39 Securities Act: The Securities Act of 1933, as amended to the date as of which any reference thereto is relevant under this Agreement, including any substitute or replacement statute adopted in place or lieu thereof

     1.40 Sellers: The shareholders of the Company who are executing this
Agreement and thereby agreeing to be bound by certain provisions of it as specified in Articles VIII and IX.

     1.41 Subsidiary: With respect to any Entity, another Entity of which fifty percent (50%) or more of the effective voting power, or the effective power to elect a majority of the board of directors or similar governing body, or fifty percent (50%) or more of the true equity interest is owned by such first Entity, directly or indirectly.

     1.42 Transaction: The Merger and the related transactions contemplated by this Agreement.

     1.43 Unaudited Financial Statements: The balance sheet, income statement, statement of stockholders' equity and statement of cash flows or, in each instance, equivalent statements as commonly prepared, as at ........... 200__and for the ..........months then ended in the case of the Company and as at
 .......... .........., 200__ ..........and for the ..........months then ended in the case of the Purchaser, with, in each case, comparable statements for the similar period of the prior fiscal year.

                                   ARTICLE II

THE TRANSACTION

     2.1 The Transaction. On the Closing Date, and at the Closing Time, subject in all instances to each of the terms, conditions, provisions and limitations contained in this Agreement, the Merger Subsidiary will merge with and into the
Company, by the filing with the Secretary of State of the state of Nevada the fully executed Merger Agreement, in the form attached hereto as Exhibit 2.1 in all material respects, and such other documents as may be required by applicable law to effectuate the Merger, (1) the shares of common stock of the Company outstanding prior to the Transaction will, by said occurrence and with no further action on the part of the holder(s) thereof, be transformed and converted into the right to receive, upon surrender of the certificate for such shares of common stock of the Company, the Consideration, without interest or any similar payment thereon or with respect thereto; (2) each share of common stock of the Merger Subsidiary outstanding prior to the Merger will, by said occurrence and with no further action on the part of the holder thereof, be transformed and converted into ______shares of common stock of the Company, so that thereafter the Purchaser will be the sole and exclusive owner of equity securities of the Company; (3) the officers of the Company immediately prior to the effectiveness of the Merger will continue to hold such offices immediately after the effectiveness of the Merger, and thereafter subject at all times to the discretion of the board of directors of the Company and their superior officers, if any, to whom the power to terminate employment has been delegated;
(4) the board of directors of the Merger Subsidiary immediately prior to the effectiveness of the Merger will be the board of directors of the Company immediately after the Merger; (5) the Company, as the surviving Entity of the
Merger, shall be the owner of all of the business, assets, rights and other attributes theretofore held by either the Merger Subsidiary or the Company; and
(6) the name of the Company shall thereafter be the same as the name of the
Company prior to the Transaction.

     2.2 Consideration. Pursuant to the Transaction the holder(s) of shares of
Common Stock of the Company immediately prior to the Merger shall be entitled to receive, from and after the effectiveness of the Merger, in respect of each share of Common Stock of the Company outstanding immediately prior to the
Transaction owned by such holder (and upon surrender of the certificate(s)
therefor, duly endorsed and in all respects in proper form for transfer), the
Consideration.

     In addition, within sixty (60) days after the occurrence of any Triggering
Event, as such term is defined in Section 1.15, the holders of Common Stock of the Company shall be entitled to receive the applicable Contingent
Consideration. The Contingent Consideration shall not be payable at Closing, unless a Triggering Event shall have occurred prior to the Closing.

     2.3 Closing. The Closing hereunder shall take place at the offices of
Anderson, Dorn & Schulze, Ltd., 294 East Moana Lane, Suite B-27, Reno, Nevada,
or at such other place as the Purchaser and the Company may agree upon, on the
Closing Date.

     2.4 Parties to the Agreement and Transaction. To the extent that any provision of this Agreement calls for agreement by the Company as a party hereto, such provision shall mean the Company as it exists prior to the consummation of the Merger. If, after such consummation, such a provision requires amendment, modification, interpretation, etc., the same may be accomplished by (but only by) a majority in interest of those receiving the
Consideration as a result of the Transaction, and not by the Company.

     2.5 Composition of Purchaser's Board of Directors. The Purchaser's Board of
Directors currently consists of three (3) persons. At the Closing, Purchaser shall deliver to Company a certified resolution of the Purchaser's Board of
Directors authorizing expansion of the number of Board members to five (5)
persons. Said resolution shall also appoint two (2) persons nominated by Company to fill the additional Board positions pending the next shareholders' meeting of
Purchaser.

                                   ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to the Company and to the Sellers:

     3.1 Organization and Qualification. Each of the Purchaser and the Merger
Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and each has the requisite corporate power and authority to carry on its business as it is now being conducted.

     3.2 Authority Relative To This Agreement. Each of the Purchaser and the
Merger Subsidiary has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the governing body of Purchaser and of the Merger Subsidiary and by the shareholder of the Merger Subsidiary and no other corporate proceedings on the part of the Purchaser or the Merger
Subsidiary are necessary to approve and adopt this Agreement or to approve the consummation of the Transactions contemplated hereby, including delivery of the
Consideration. This Agreement has been duly and validly executed and delivered by the Purchaser and the Merger Subsidiary and constitutes a valid and binding
Agreement of the Purchaser and of the Merger Subsidiary, enforceable in accordance with its terms.

     3.3 Absence of Breach; No Consents. The execution, delivery, and performance of this Agreement, and the performance by Purchaser and the Merger
Subsidiary of their obligations hereunder (except for compliance with the HSR
Act, and compliance with any regulatory or licensing laws applicable to the business of the Purchaser, all of which, to the extent applicable to Purchaser or the Merger Subsidiary (and to the extent within the control of either), will be satisfied in all material respects prior to the Closing) do not, except as disclosed in Schedule 3.3, (1) conflict with, and will not result in a breach of, any of the provisions of the Articles of Incorporation or Bylaws of
Purchaser or the Merger Subsidiary.

     3.4 Brokers. Except as set forth in the Disclosure Statement, no broker, finder, or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the Transaction or any related transaction based upon any agreements, written or oral, made by or on behalf of Purchaser or the Merger Subsidiary. The Disclosure Statement shall include a description of the investment banking agreement entered into between
Purchaser and Capital Bay Financial, Inc., which is contingent upon the Closing of this Transaction.

     3.5 Disclosure. The Purchaser has heretofore delivered to the Company each of the following

          (1) Annual report of the Purchaser to its shareholders for its fiscal year ended the date of the Purchaser Balance Sheet;

          (2) Annual report of the Purchaser on Form 10-K as filed with the
     Securities and Exchange Commission (SEC) for the Purchaser's fiscal year ended the date of the Purchaser Balance Sheet;

          (3) Proxy Statement of the Purchaser relating to its most recent annual meeting of shareholders; and

          (4) Quarterly reports of the Purchaser on Form 10-Q as filed with the
     SEC for each of the first three fiscal quarters of the Company of each fiscal year, including the Unaudited Financial Statements of the Purchaser
     therein, to the extent that such reports have been filed with the SEC after the filing of the report referred to in (2) above and prior to the execution hereof.

     Each of such documents, at the time it was prepared, and all of such documents taken together, did not and do not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. All of the financial statements contained in the foregoing documents were prepared from the books and records of the Company. The Audited
Financial Statements were prepared in accordance with GAAP, and fairly and accurately reflect the financial position and condition of the Company as at the dates and for the periods indicated. The Unaudited Financial Statements were prepared in a manner not inconsistent with the basis of presentation used in the
Audited Financial Statements, and fairly present the financial position and condition of the Company as at and for the periods indicated, subject to normal yearend adjustments, none of which will be material.

     3.6 Capitalization. The authorized capital stock of the Purchaser consists of 325,000,000 shares of Common Stock, $0.001 par value and 5,000,000 shares of
Preferred Stock, $0.001 par value. There is no other capital stock authorized for issuance. 8,500,000 shares of Common Stock are validly issued and outstanding, fully paid, and nonassessable, no shares of Common Stock or
Preferred Stock are held in the Purchaser's treasury, and no shares are reserved for issuance, nor are there outstanding any options, warrants, convertible instruments or other rights, agreements or commitments to acquire Common Stock or Preferred Stock of the Purchaser, except as fully and completely described on
Schedule 4.2 hereto. Since the date of the Company Balance Sheet, no shares of the Company's capital stock, or options, warrants, or other rights, agreements or commitments (contingent or otherwise) obligating the Company or any of its
Subsidiaries to issue shares of capital stock, have been executed or issued except as fully and completely described on Schedule 4.2 hereto.

     The authorized capital stock of the Merger Subsidiary consists of ______
shares of Common Stock, $0.001 par value and no shares of Preferred Stock. 100 shares of the Common Stock are validly issued and outstanding, fully paid, and nonassessable. No shares of Common Stock or Preferred Stock are held in the
Purchaser's treasury, and no shares are reserved for issuance, nor are there outstanding any options, warrants, convertible instruments or other rights, agreements or commitments to acquire Common Stock or Preferred Stock of the
Merger Subsidiary, except as fully and completely described on Schedule 4.2 hereto.

     3.7 Absence of Material Differences From Disclosure Document. Except as
specifically disclosed in the Purchaser's Disclosure Document:

          (1) No Undisclosed Liabilities. The Purchaser and the Merger
     Subsidiary have no Liabilities which are not adequately reflected or reserved against on the face of the Purchaser's Balance Sheet, except
     Liabilities incurred since the date of the Purchaser's Balance Sheet in the ordinary course of business and consistent with past practice. Without limiting the foregoing, (a) there are no unpaid leasehold improvements at any of the Purchaser's facilities or locations for which the Purchaser is or will be responsible, and (b) there are no deferred rents due to lessors at or with respect to any of such facilities or locations, and (c) the
     Purchaser Disclosure Document sets forth, as a part thereof, each Liability of the Purchaser in an amount in excess of $5,000.00 and the aggregate amount of Liabilities to each person to whom such aggregate exceeds
     $5,000.00.

          (2) No Material Adverse Change, Etc. Since the date of the Purchaser
     Balance Sheet, other than as contemplated or caused by this Agreement, there has not been (a) any material adverse change in the business, condition (financial or otherwise), operations, or prospects of the
     Purchaser; (b) any damage, destruction, or loss, whether covered by insurance or not, having a material adverse effect on the business, condition (financial or otherwise), operations, or prospects of the
     Purchaser or the Merger Subsidiary; (c) any entry into or termination of any material commitment, contract, agreement, or transaction (including, without limitation, any material borrowing or capital expenditure or sale or other disposition of any material asset or assets) of or involving the
     Purchaser other than this Agreement and agreements executed in the ordinary course of business; (d) any redemption, repurchase, or other acquisition for value of its capital stock by the Purchaser, or any issuance of capital stock of the Purchaser or any Subsidiary of the Purchaser or of securities convertible into or rights to acquire any such capital stock or any dividend or distribution declared, set aside, or paid on capital stock of the Purchaser; (e) any transfer of or right granted under any material lease, license, agreement, patent, trademark, trade name, or copyright of the Purchaser; (f) any sale or other disposition of any asset of the
     Purchaser or of any Subsidiary of the Purchaser, or any mortgage, pledge, or imposition of any lien or other encumbrance on any asset of the
     Purchaser, other than in the ordinary course of business, or any agreement relating to any of the foregoing; or (g) any default or breach by the
     Purchaser or any Subsidiary of the Purchaser in any material respect under any contract, license or permit. Since the date of the Purchaser Balance
     Sheet, the Purchaser and its Subsidiaries have conducted their businesses only in the ordinary and usual course, and, without limiting the foregoing, no changes have been made in (a) executive compensation levels, (b) the manner in which other employees of the Purchaser and its Subsidiaries are compensated, (c) supplemental benefits provided to any such executives or other employees, or (d) inventory levels in relation to sales levels, except, in any such case, in the ordinary course of business and, in any event, without material adverse effect on the business, condition
     (financial or otherwise), operations, or prospects of the Purchaser.

          (3) Taxes. The Purchaser and the Merger Subsidiary have properly filed or caused to be filed all federal, state, local, and foreign income and other tax returns, reports, and declarations that are required by applicable law to be filed by them, and have paid, or made full and adequate provision for the payment of, all federal, state, local, and foreign income and other taxes properly due for the periods covered by such returns, reports, and declarations, except such taxes, if any, as are adequately reserved against in the Purchaser Balance Sheet.

          (4) Litigation. (a) No material investigation or review by any governmental entity with respect to the Purchaser or Merger Subsidiary is pending or, to the best of the knowledge of the Purchaser, threatened
     (other than inspections and reviews customarily made of businesses such as that of the Purchaser), nor has any governmental entity indicated to the
     Purchaser an intention to conduct the same, and (b) there is no action, suit, or proceeding pending or, to the best of the knowledge of the
     Purchaser, threatened against or affecting the Purchaser or the Merger
     Subsidiary at law or in equity, or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality. The Purchaser Disclosure Document includes a brief description of each litigation matter included therein except claims for amounts of less than $5,000.00.

          (5) Employees, Etc. Neither Purchaser nor the Merger Subsidiary has
     any employees and there are no agreements, understandings or arrangements of any kind (contingent or otherwise) to which the Purchaser or the Merger
     Subsidiary are obligated for the benefit of any person or entity.

          (6) Compliance With Laws. The Purchaser is in substantial compliance with all, and has received no notice of any violation of any, laws or regulations applicable to its operations, including without limitation the use of premises occupied by it, or with respect to which compliance is a condition of engaging in any aspect of the business of the Purchaser and its Subsidiaries and each has all permits, licenses, zoning rights, and other governmental authorizations necessary to conduct its business as presently conducted.

          (7) Ownership of Assets. The Purchaser has no real property and is not a party to any leases of real or personal property.

          (8) Proprietary Rights. The Purchaser has no long-term licenses or proprietary rights of any kind.

          (9) Trade Names. The Purchaser Disclosure Document identifies each trade name, fictitious business name, or other similar name under which the
     Seller has conducted any part of its business during the ten (10) years preceding the date of this Agreement.

          (10) Employee Benefit Plans. Except as disclosed in the Purchaser
     Disclosure Document, the Purchaser neither maintains nor contributes to any
     Pension Plan or any Welfare Plan, nor is the Purchaser presently, nor has it been within the last six years, a participating employer in any
     Multiemployer Plan.

          (11) Facilities. The Purchaser neither owns nor leases any physical plant or facility, nor any vehicles or other equipment.

          (12) Accounts Receivable. The Purchaser has no accounts receivable.

          (13) Inventories. The Purchaser has no inventory.

          (14) Contracts. Except as identified in the Purchaser Disclosure
     Document, the Purchaser and the Merger Subsidiary have no contracts, agreements, or understandings, whether express or implied, written or verbal, except as set forth in the Purchaser Disclosure Document.

          (15) Accounts Payable. The accounts payable reflected on the Purchaser
     Balance Sheet do, and those reflected in the most recent balance sheet included in the Unaudited Financial Statements do, and those reflected on the books of the Purchaser at the time of the Closing will, reflect all amounts owed by the Purchaser in respect of trade accounts due and other
     Payables, and the actual Liability of the Purchaser in respect of such obligations was not, and will not be, on any of such dates, in excess of the amounts so reflected on the balance sheets or the books of the
     Purchaser, as the case may be.

          (16) Insurance. The Purchaser has no insurance policies in force.

          (17) Real Properties. The Purchaser neither owns nor leases any real property.

     Full Disclosure. The documents, certificates, and other writings furnished or to be furnished by or on behalf of the Purchaser to the Company pursuant to the provisions of this Agreement, taken together in the aggregate, do not and will not contain any untrue statement of a material fact, or omit to state any material fact necessary to make the statements made, in the light of the circumstances under which they are made, not misleading.

     3.8 Actions Since Balance Sheet Date. Except as set forth on the Purchaser
Disclosure Document, since the date of the Purchaser Balance Sheet, the
Purchaser has taken no actions that would be prohibited under the provisions of this Agreement (without the prior consent of the Company) after the date of this
Agreement

                                   ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Purchaser as follows:

     4.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of
Nevada and has the requisite corporate power and authority to carry on its business as it is now being conducted. The Company not required to be qualified as a foreign corporation to do business in any other state or jurisdiction.

     4.2 Capitalization. The authorized capital stock of the Company consists of
100,000 shares of Common Stock, $0.25 par value. There is no other capital stock authorized for issuance. As of the date of the Company Balance Sheet 400 shares of Common Stock were validly issued and outstanding, fully paid, and nonassessable, no shares of Common Stock were held in the Company treasury, and no shares were reserved for issuance, nor were there outstanding any options, warrants, convertible instruments or other rights, agreements or commitments to acquire Common Stock of the Company, except as fully and completely described on
Schedule 4.2 hereto. Since the date of the Company Balance Sheet, no shares of the Company's capital stock, or options, warrants, or other rights, agreements or commitments (contingent or otherwise) obligating the Company or any of its
Subsidiaries to issue shares of capital stock, have been executed or issued.

     4.3 Authority Relative To This Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding Agreement of the Company enforceable in accordance with its terms, subject, however, to the approval of shareholders of Seller as provided for elsewhere in this Agreement. The Company has all requisite corporate power and authority to enter into this Agreement and to carry out the Transaction contemplated hereby, and its doing so has been duly and sufficiently authorized, subject only to shareholder approval and to and to any required governmental regulatory approvals.

     4.4 Absence of Breach; No Consents. The execution, delivery, and performance of this Agreement, and the performance by the Company of its obligations hereunder do not, except as disclosed in Schedule 4.4, (1) conflict with or result in a breach of any of the provisions of the Articles of
Incorporation or Bylaws of the Company or of any of its Subsidiaries; (2)
contravene any law, ordinance, rule, or regulation of any State or Commonwealth or political subdivision of either or of the United States (except for the HSR
Act and compliance with regulatory or licensing laws all of which, to the extent applicable to the Company (and to the extent within the control of the Company), will be satisfied in all material respects prior to the Closing), or of any applicable foreign jurisdiction, or contravene any order, writ, judgment, injunction, decree, determination, or award of any court or other authority having jurisdiction, or cause the suspension or revocation of any authorization, consent, approval, or license, presently in effect, which affects or binds, the
Company or any of its material properties, except in any such case where such contravention will not have a material adverse effect on the business, condition
(financial or otherwise), operations or prospects of the Company and its
Subsidiaries, taken as a whole, and will not have a material adverse effect on the validity of this Agreement or on the validity of the consummation the
Transaction; (3) conflict with or result in a material breach of or default under any material indenture or loan or credit agreement or any other material agreement or instrument to which the Company is a party or by which it or they or any of its or their material properties may be affected or bound; (4) other than consents disclosed on the Company Disclosure Document, require the authorization, consent, approval, or license of any third party; or (5)
constitute grounds for the loss or suspension of any permits, licenses, or other authorizations used in the business of the Company.

     4.5 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with this
Agreement or the Transaction or any related transaction based upon any agreements, written or oral, made by or on behalf of Company or any of its
Subsidiaries. The Company does not have any obligation to pay finder's or broker's fees or commissions in connection with the exercise of options to renew or extend real estate leases to which the Company is a party.

     4.6 Financial Statements. The Company has heretofore delivered to the
Purchaser the following:

          (1) The Audited Financial Statements of the Company;

          (2) The Unaudited Financial Statements of the Company;

          (3) All documents (if any) of the Company filed with the SEC within the four years preceding the date of execution of this Agreement; (4) The
     Projections.

     All of the historical financial statements contained in such documents were prepared from the books and records of the Company. The Audited Financial
Statements were prepared in accordance with GAAP, and fairly and accurately reflect the financial position and condition of the Company as at the dates and for the periods indicated. Without limiting the foregoing, at the date of the
Company Balance Sheet, the Company owned each of the assets included in preparation of the Company Balance Sheet, and the valuation of such assets in the Company Balance Sheet is not more than their fair saleable value (on an item-by-item basis) at that date; and the Company had no Liabilities other than those included in the Company Balance Sheet, nor any Liabilities in amounts in excess of the amounts included for them in the Company Balance Sheet. The
Unaudited Financial Statements included in the documents described above in this
Section were prepared in a manner consistent with the basis of presentation used in the Audited Financial Statements, and fairly present the financial position and condition of the Company as at and for the periods indicated, subject to normal yearend adjustments, none of which will be material. The Projections reasonably reflect the results of operations that the Company expects it will achieve absent extraordinary events or unusual conditions of which it is not presently on notice. From the date hereof through the Closing Date the Company will continue to prepare financial statements on the same basis that it has done so in the past, will promptly deliver the same to the Purchaser, and agrees that from and after such delivery the foregoing representations will be applicable to each financial statement so prepared and delivered.

     4.7 Absence of Material Differences From Disclosure Document. Except as
specifically disclosed in the Company Disclosure Document:

          (1) No Undisclosed Liabilities. The Company has no Liabilities which are not adequately reflected or reserved against on the face of the Company
     Balance Sheet, except Liabilities incurred since the date of the Company
     Balance Sheet in the ordinary course of business and consistent with past practice. Without limiting the foregoing, (a) there are no unpaid leasehold improvements at any of the Company's facilities or locations for which the
     Company is or will be responsible, and (b) there are no deferred rents due to lessors at or with respect to any of such facilities or locations, and
     (c) the Company Disclosure Document sets forth, as a part thereof, each
     Liability of the Company in an amount in excess of $5,000.00 and the aggregate amount of Liabilities to each person to whom such aggregate exceeds $5,000.00.

          (2) No Material Adverse Change, Etc. Since the date of the Company
     Balance Sheet, other than as contemplated or caused by this Agreement, there has not been (a) any material adverse change in the business, condition (financial or otherwise), operations, or prospects of the
     Company; (b) any damage, destruction, or loss, whether covered by insurance or not, having a material adverse effect on the business, condition
     (financial or otherwise), operations, or prospects of the Company; (c) any entry into or termination of any material commitment, contract, agreement, or transaction (including, without limitation, any material borrowing or capital expenditure or sale or other disposition of any material asset or assets) of or involving the Company other than this Agreement and agreements executed in the ordinary course of business; (d) any redemption, repurchase, or other acquisition for value of its capital stock by the
     Company, or any issuance of capital stock of the Company or any Subsidiary of the Company or of securities convertible into or rights to acquire any such capital stock or any dividend or distribution declared, set aside, or paid on capital stock of the Company; (e) any transfer of or right granted under any material lease, license, agreement, patent, trademark, trade name, or copyright of the Company; (f) any sale or other disposition of any asset of the Company or of any Subsidiary of the Company, or any mortgage, pledge, or imposition of any lien or other encumbrance on any asset of the
     Company, other than in the ordinary course of business, or any agreement relating to any of the foregoing; or (g) any default or breach by the
     Company or any Subsidiary of the Company in any material respect under any contract, license or permit. Since the date of the Company Balance Sheet, the Company and its Subsidiaries have conducted their businesses only in the ordinary and usual course, and, without limiting the foregoing, no changes have been made in (a) executive compensation levels, (b) the manner in which other employees of the Company and its Subsidiaries are compensated, (c) supplemental benefits provided to any such executives or other employees, or (d) inventory levels in relation to sales levels, except, in any such case, in the ordinary course of business and, in any event, without material adverse effect on the business, condition
     (financial or otherwise), operations, or prospects of the Company.

          (3) Taxes. The Company has properly filed or caused to be filed all federal, state, local, and foreign income and other tax returns, reports, and declarations that are required by applicable law to be filed by them, and have paid, or made full and adequate provision for the payment of, all federal, state, local, and foreign income and other taxes properly due for the periods covered by such returns, reports, and declarations, except such taxes, if any, as are adequately reserved against in the Company Balance
     Sheet.

          (4) Litigation. (a) No material investigation or review by any governmental entity with respect to the Company is pending or, to the best of the knowledge of the Company, threatened (other than inspections and reviews customarily made of businesses such as that of the Company), nor has any governmental entity indicated to the Company an intention to conduct the same, and (b) there is no action, suit, or proceeding pending or, to the best of the knowledge of the Company, threatened against or affecting the Company at law or in equity, or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality. The Company Disclosure Document includes a brief description of each litigation matter included therein except claims for amounts of less than $5,000.00.

          (5) Employees, Etc. There are, except as disclosed on the Company
     Disclosure Document, no collective bargaining, bonus, profit sharing, compensation, or other plans, agreements, trusts, funds, or arrangements maintained by the Company for the benefit of their directors, officers, or employees, and there are no employment, consulting, severance, or indemnification arrangements, agreements or understandings between the
     Company or any of its Subsidiaries, on the one hand, and any current or former directors, officers, or other employees (or Affiliates thereof) of the Company. The Company Disclosure Document identifies each person whose income from the Company in the fiscal year ended on the date of the Company
     Balance Sheet exceeded, or whose income from the Company in the fiscal year begun immediately thereafter is at a rate exceeding, $1,000 per annum, and describes any contractual arrangement for the employment or compensation of each such person. The Company is not, and following the Closing will not be, bound by any express or implied contract or agreement to employ, directly or as a consultant or otherwise, any person for any specific period of time or until any specific age except as specified in agreements in writing identified in the Company Disclosure Document or executed pursuant to the provisions hereof, if any.

          (6) Compliance With Laws. The Company is in substantial compliance with all, and has received no notice of any violation of any, laws or regulations applicable to its operations, including without limitation the use of premises occupied by it, or with respect to which compliance is a condition of engaging in any aspect of the business of the Company it has all permits, licenses, zoning rights, and other governmental authorizations necessary to conduct its business as presently conducted.

          (7) Ownership of Assets. The Company has good, marketable title to its
     Assets, which are completely described in the Company Balance Sheet or the
     Company Disclosure Document, free and clear of all liens, claims, encumbrances, and charges, except liens for taxes not yet due and minor imperfections of title and encumbrances, if any, which singly and in the aggregate are not substantial in amount and do not materially detract from the value of the property subject thereto or materially impair the use thereof. The Company does not know of any potential action by any party, governmental or other, and no proceedings with respect thereto have been instituted of which the Company has notice, that would materially affect the Company's ability to use and to utilize each of such assets in its business.

          (8) Proprietary Rights. The Company possesses full ownership of, or adequate and enforceable long-term licenses or other rights to use (without payment), all Proprietary Rights owned by or registered in the name of the
     Company or used in the business of the Company; the Company has not received any notice of conflict which asserts the rights of others with respect thereto; and the Company has in all material respects performed all of the obligations required to be performed by it, and is not in default in any material respect, under any agreement relating to any Proprietary
     Right.

          (9) Trade Names. The Acquired Business Disclosure Document identifies each trade name, fictitious business name, or other similar name under which the Seller has conducted any part of the Acquired Business or in which the Seller has utilized any of the Acquired Assets during the ten
     (10) years preceding the date of this Agreement.

          (10) Employee Benefit Plans. The Company does not now and never has maintained any Employee Benefit Plan.

          (11) Facilities. The Company Facilities (whether leased or used with consent of the owner) are structurally sound and none of the Company
     Facilities, nor any of the vehicles or other equipment used by the Company in connection with its business, has any material defects and all of them are in all material respects in good operating condition and repair and are adequate for the uses to which they are being put; none of such Company
     Facilities, vehicles or other equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost.

          (12) Accounts Receivable. The Company has no accrued or unaccrued accounts receivableof any type whatsoever.

          (13) Inventories. Except for a prototype machine, the Company has no inventory of any kind.

          (14) Contracts. Except as identified in the Company Disclosure
     Document, the Company has no contracts, agreements, or understandings, whether express or implied, written or verbal, provided, however, that the
     Company may have, and the Company Disclosure Document need not identify, any such contracts, agreements, or understandings that fall into one of the following categories: (a) those that are terminable on notice of less than thirty- two (32) days and do not involve payments or obligations of more than $5,000.00 in any period of thirty-one (31) days or less (on termination or otherwise); or (b) those that involve aggregate payments or obligations of less than $5,000.00. The Company Disclosure Document shall, however, identify each contract otherwise exempt from disclosure by (b)
     above if the Company's obligations, in the aggregate, under all such contracts, agreements or understandings with persons or entities similarly situated (e.g., all nonunion employees, all suppliers, all licensees, or all landlords) exceeds $5,000.00 per annum. The Company Disclosure Document includes a brief summary of each such contract, agreement or understanding identified therein, or of the type of such contracts and the aggregate exposure or commitment under similar contracts in the case of contracts included by reason of the preceding sentence. Without in any respect limiting the foregoing, the Company Disclosure Document contains a description of all leases of properties by the Company, including all amendments, supplements, extensions, and modifications thereof, identifying, inter alia, the date each such document was executed and its effective period.

          (15) Accounts Payable. The accounts payable reflected on the Company
     Balance Sheet do, and those reflected in the most recent balance sheet included in the Unaudited Financial Statements do, and those reflected on the books of the Company at the time of the Closing will, reflect all amounts owed by the Company in respect of trade accounts due and other
     Payables, and the actual Liability of the Company in respect of such obligations was not, and will not be, on any of such dates, in excess of the amounts so reflected on the balance sheets or the books of the Company, as the case may be.

          (16) Labor Matters. Except as set forth in the Company Disclosure
     Document, there are no activities or controversies, including, without limitation, any labor organizing activities, election petitions or proceedings, proceedings preparatory thereto, unfair labor practice complaints, labor strikes, disputes, slowdowns, or work stoppages, pending or, to the best of the knowledge of the Company, threatened, between the
     Company and any of its employees.

          (18) Insurance. The Company does not now have and never has had any policy of insurance of any kind.

          (19) Title to and Utilization of Real Properties. The Company neither owns nor leases any real property.

     4.8 Full Disclosure. The documents, certificates, and other writings furnished or to be furnished by or on behalf of the Company to the Purchaser pursuant to the provisions of this Agreement, taken together in the aggregate, do not and will not contain any untrue statement of a material fact, or omit to state any material fact necessary to make the statements made, in the light of the circumstances under which they are made, not misleading.

     4.9 Actions Since Balance Sheet Date. Except as set forth on the Company
Disclosure Document, since the date of the Company Balance Sheet, the Company has taken no actions that would be prohibited under the provisions of this
Agreement (without the prior consent of the Purchaser) after the date of this
Agreement.

                                    ARTICLE V

COVENANTS OF THE PURCHASER AND THE MERGER SUBSIDIARY

     5.1 Affirmative Covenants. >From the date hereof through the Closing Date, the Purchaser and the Merger Subsidiary will take every action reasonably required of either of them in order to satisfy the conditions to closing set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the Transaction substantially as contemplated hereby, and will exert all reasonable efforts to cause the Transaction to be consummated, provided in all instances that the representations and warranties of the Company and the Sellers in this Agreement are and remain true and accurate and that the covenants and agreements of the Company and of the Sellers in this Agreement are honored and that the conditions to the obligations of the Purchaser and the
Merger Subsidiary set forth in this Agreement are not incapable of satisfaction.

     5.2 Cooperation. The Purchaser shall cooperate with the Company and its counsel, accountants and agents in every way in carrying out the transactions contemplated herein, and in delivering all documents and instruments deemed reasonably necessary or useful by Counsel to the Company.

     5.3 Expenses. Whether or not the Transaction is consummated, all costs and expenses incurred by the Purchaser and the Merger Subsidiary in connection with this Agreement and the Transactions contemplated hereby shall be paid by the
Purchaser except as otherwise provided (directly or indirectly) herein.

     5.4 Officers' and Directors' Insurance and Indemnity. Following the
Closing, and for a period of at least three years thereafter, the Purchaser agrees to maintain in full force and effect current policies providing insurance to officers and directors of the Company for their errors, omissions, and similar sources of potential liability and current policies of the Company as to indemnification of such persons against liability for actions or inactions in their capacity as officers or directors of the Company, or their actions on behalf or the Company with respect to other Entities.

     5.5 Publicity. Prior to the Closing any written news releases by the
Purchaser pertaining to this Agreement or the Transaction shall be submitted to the Company for review and approval prior to release by the Purchaser, and shall be released only in a form approved by the Company, provided, however, that (1)
such approval shall not be unreasonably withheld and (2) such review and approval shall not be required of releases by the Purchaser if prior review and approval would prevent the timely and accurate dissemination of such press release as required to comply, in the judgment of counsel, with any applicable law, rule, or policy.

     5.6 Updating of Exhibits and Disclosure Documents. The Purchaser shall notify the Company of any changes, additions or events which may cause any change in or addition to any Schedules or Exhibits delivered by it under this
Agreement, promptly after the occurrence of the same and at the Closing by the delivery of updates of all Schedules and Exhibits. No notification made pursuant to this Section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the Company specifically agrees thereto in writing nor shall any such notification be considered to constitute or give rise to a waiver by the Company of any condition set forth in this Agreement.

     5.7 Registration. The Purchaser and the Merger Subsidiary agree that promptly following the execution hereof, the Purchaser and the Merger Subsidiary will commence preparation of a registration statement on Form S-3 (or such other form as may be appropriate) under the Securities Act, and will otherwise proceed promptly to satisfy the requirements of the Securities Act with respect to the
Transaction, including those of Rule 145. The Purchaser represents that, insofar as the information contained in the same relates to the Purchaser (including information incorporated therein by reference), the Prospectus contained in said registration statement will (1) comply as to form with the relevant requirements of the form on which it is filed, and (2) not contain, as of the effective date thereof, any untrue statement of a material fact or any omission to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

     5.8 Access and Information. The Purchaser shall afford to the Company and to the Company's accountants, counsel and other representatives reasonable access during normal business hours throughout the period prior to the Closing to all of its properties, books, contracts, commitments, records (including, but not limited to, tax returns), and personnel, and, during such period, the
Purchaser shall furnish promptly to the Company (1) all written communications to its directors or to its shareholders generally, (2) internal monthly financial statements when and as available, and (3) all other information concerning its or any of its subsidiaries' business, properties, and personnel as the Company may reasonably request, but no investigation pursuant to this
Section 5.8 shall affect any representations or warranties of the Purchaser, or the conditions to the obligations of the Purchaser to consummate the Transaction contained in this Agreement. In the event of the termination of this Agreement, the Purchaser will, and will cause its representatives to, deliver to the
Company or destroy all documents, work papers and other material, and all copies thereof, obtained by it or on its behalf from the Company (or any subsidiary) as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof, and will hold in confidence all confidential information that has been designated as such by the Company in writing or by appropriate and obvious notation, and will not use any such confidential information except in connection with the Transaction, until such time as such information is otherwise publicly available. Purchaser and its representatives shall assert their rights hereunder in such manner as to minimize interference with the business of the Company.

     5.9 No Solicitation. The Purchaser, and those acting on its behalf will not, and the Purchaser will use its best efforts to cause its officers, employees, agents, and representatives (including any investment banker) not, directly or indirectly, to solicit, encourage, or initiate any discussions with, or negotiate or otherwise deal with, or provide any information to, any person or Entity other than the Company and its officers, employees, and agents, concerning any merger, sale of substantial assets, or similar transaction involving the Purchaser or division of the Purchaser or any sale of any of its capital stock or of any subsidiary or division. The Purchaser will notify the
Company immediately upon receipt of any inquiry, offer or proposal relating to any of the foregoing. None of the foregoing shall prohibit providing information to others in a manner in keeping with the ordinary conduct of the Purchaser's business, or providing information to government authorities.

     5.10 Conduct of Business Pending the Transaction. The Purchaser and the
Merger Subsidiary covenant and agree with the Company that, prior to the consummation of the Transaction or the termination of this Agreement pursuant to its terms, unless the Company shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, and except as otherwise contemplated by this Agreement or disclosed in the Purchaser Disclosure
Document, they will comply with each of the following:

          (1) Their business shall be conducted only in the ordinary and usual course, they shall use reasonable efforts to keep intact their business organizations and goodwill, keep available the services of their officers and employees and maintain good relationships with suppliers, lenders, creditors, distributors, employees, customers, and others having business or financial relationships with them, and they shall immediately notify the
     Company of any event or occurrence or emergency material to, and not in the ordinary and usual course of business of, it.

          (2) They shall not (a) amend their respective Articles of
     Incorporation or Bylaws, or (b) split, combine, or reclassify any of their outstanding securities or declare, set aside, or pay any dividend or other distribution on or make or agree or commit to make any exchange for or redemption of any such securities payable in cash, stock, or property.

          (3) They shall not (a) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, or (b) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing.

          (4) They shall not create, incur, or assume any long-term or short-term indebtedness for money borrowed or make any capital expenditures or commitment for capital expenditures, except in the ordinary course of business and consistent with past practice.

          (5) They shall not (a) adopt, enter into, or amend any bonus, profit-sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination, or other employee benefit plan, agreement, trust fund, or arrangement for the benefit or welfare of any officer, director or employee, except as provided in Section 6.2 hereof; or (b) agree to any material (in relation to historical compensation) increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director, or employee except, with respect to employees who are not officers or directors, in the ordinary course of business in accordance with past practice.

          (6) They shall not sell, lease, mortgage, encumber, or otherwise dispose of or grant any interest in any of its assets or properties except for sales, encumbrances, and other dispositions or grants in the ordinary course of business and consistent with past practice and except for liens for taxes not yet due or liens or encumbrances that are not material in amount or effect and do not impair the use of the property, or as specifically provided for or permitted in this Agreement.

          (7) They shall not enter into, or terminate, any material contract, agreement, commitment, or understanding.

          (8) They shall not enter into any agreement, commitment, or understanding, whether in writing or otherwise, with respect to any of the foregoing.

          (9) They will not hold any meetings of its board of directors, or any committee thereof, or of its shareholders, without inviting a representative selected by the Company to attend the same (although the
     Purchaser may request that such representative absent himself or herself during that portion of any such meeting that pertains to issues arising under this Agreement).

          (10) They will continue properly and promptly to file when due all federal, state, local, foreign, and other tax returns, reports, and declarations required to be filed by them, and will pay, or make full and adequate provision for the payment of, all taxes and governmental charges due from or payable by them.

          (11) They will comply with all laws and regulations applicable to it and its operations.

                                   ARTICLE VI

COVENANTS OF THE COMPANY

     6.1 Affirmative Covenants. >From the date hereof through the Closing Date, the Company will take every action reasonably required of it to satisfy the conditions to closing set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the Transaction substantially as contemplated hereby, and will exert all reasonable efforts to cause the
Transaction to be consummated, provided in all instances that the representations and warranties of the Company in this Agreement are and remain true and accurate and that the covenants and agreements of the Company in this
Agreement are honored and that the conditions to the obligations of the Company set forth in this Agreement are not incapable of satisfaction.

     6.2 Access and Information. The Company shall afford to the Purchaser and to the Purchaser's accountants, counsel and other representatives reasonable access during normal business hours throughout the period prior to the Closing to all of its properties, books, contracts, commitments, records (including, but not limited to, tax returns), and personnel, and, during such period, the
Company shall furnish promptly to the Purchaser (1) all written communications to its directors or to its shareholders generally, (2) internal monthly financial statements when and as available, and (3) all other information concerning its or any of its subsidiaries' business, properties, and personnel as the Purchaser may reasonably request, but no investigation pursuant to this
Section 6.2 shall affect any representations or warranties of the Company, or the conditions to the obligations of the Purchaser to consummate the Transaction contained in this Agreement. In the event of the termination of this Agreement, the Purchaser will, and will cause its representatives to, deliver to the
Company or destroy all documents, work papers and other material, and all copies thereof, obtained by it or on its behalf from the Company (or any subsidiary) as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof, and will hold in confidence all confidential information that has been designated as such by the Company in writing or by appropriate and obvious notation, and will not use any such confidential information except in connection with the Transaction, until such time as such information is otherwise publicly available. Purchaser and its representatives shall assert their rights hereunder in such manner as to minimize interference with the business of the Company.

     6.3 No Solicitation. The Company, and those acting on its behalf will not, and the Company will use its best efforts to cause its officers, employees, agents, and representatives (including any investment banker) not, directly or indirectly, to solicit, encourage, or initiate any discussions with, or negotiate or otherwise deal with, or provide any information to, any person or
Entity other than the Purchaser and its officers, employees, and agents, concerning any merger, sale of substantial assets, or similar transaction involving the Company or division of the Company or any sale of any of its capital stock or of any subsidiary or division. The Company will notify the
Purchaser immediately upon receipt of any inquiry, offer or proposal relating to any of the foregoing. None of the foregoing shall prohibit providing information to others in a manner in keeping with the ordinary conduct of the Company's business, or providing information to government authorities.

     6.4 Conduct of Business Pending the Transaction. The Company covenants and agrees with the Purchaser that, prior to the consummation of the Transaction or the termination of this Agreement pursuant to its terms, unless the Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, and except as otherwise contemplated by this Agreement or disclosed in the Company Disclosure Document, the Company will comply with each of the following:

          (1) Its business shall be conducted only in the ordinary and usual course, it shall use reasonable efforts to keep intact its and their business organizations and goodwill, keep available the services of its officers and employees and maintain good relationships with suppliers, lenders, creditors, distributors, employees, customers, and others having business or financial relationships with them, and it shall immediately notify the Purchaser of any event or occurrence or emergency material to, and not in the ordinary and usual course of business of, it.

          (2) It shall not (a) amend its Articles of Incorporation or Bylaws, or
     (b) split, combine, or reclassify any of its outstanding securities or declare, set aside, or pay any dividend or other distribution on or make or agree or commit to make any exchange for or redemption of any such securities payable in cash, stock, or property.

          (3) It shall not (a) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, or (b) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing.

          (4) It shall not create, incur, or assume any long-term or short-term indebtedness for money borrowed or make any capital expenditures or commitment for capital expenditures, except in the ordinary course of business and consistent with past practice.

          (5) It shall not (a) adopt, enter into, or amend any bonus, profit-sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination, or other employee benefit plan, agreement, trust fund, or arrangement for the benefit or welfare of any officer, director or employee, except as provided in Section 6.2 hereof; or (b) agree to any material (in relation to historical compensation) increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director, or employee except, with respect to employees who are not officers or directors, in the ordinary course of business in accordance with past practice.

          (6) It shall not sell, lease, mortgage, encumber, or otherwise dispose of or grant any interest in any of its assets or properties except for sales, encumbrances, and other dispositions or grants in the ordinary course of business and consistent with past practice and except for liens for taxes not yet due or liens or encumbrances that are not material in amount or effect and do not impair the use of the property, or as specifically provided for or permitted in this Agreement.

          (7) It shall not enter into, or terminate, any material contract, agreement, commitment, or understanding.

          (8) It shall not enter into any agreement, commitment, or
     understanding, whether in writing or otherwise, with respect to any of the foregoing.

          (9) It will not hold any meetings of its board of directors, or any committee thereof, or of its shareholders, without inviting a representative selected by the Purchaser to attend the same (although the
     Company may request that such representative absent himself or herself during that portion of any such meeting that pertains to issues arising under this Agreement).

          (10) It will continue properly and promptly to file when due all federal, state, local, foreign, and other tax returns, reports, and declarations required to be filed by it, and will pay, or make full and adequate provision for the payment of, all taxes and governmental charges due from or payable by it.

          (11) It will comply with all laws and regulations applicable to it and its operations.

     6.6 Cooperation. The Company will cooperate with the Purchaser and its counsel, accountants and agents in every way in carrying out the transactions contemplated by this Agreement and in delivering all documents and instruments deemed reasonably necessary or useful by the Purchaser.

     6.7 Expenses. Whether or not the Transaction is consummated, all costs and expenses incurred by the Company in connection with this Agreement and the
Transactions shall be paid by the Company except as otherwise provided (directly or indirectly) herein.

     6.8 Publicity. Prior to the Closing, any written news releases by the
Company pertaining to this Agreement or the Transaction shall be submitted to the Purchaser for review and approval prior to release by the Company, and shall be released only in a form approved by the Purchaser, provided, however, that
(1) such approval shall not be unreasonably withheld and (2) such review and approval shall not be required of releases by the Company if prior review and approval would prevent the timely and accurate dissemination of such press release as required to comply, in the judgment of counsel, with any applicable law, rule, or policy.

     6.9 Updating of Exhibits and Disclosure Documents. The Company shall notify the Purchaser of any changes, additions, or events which may cause any change in or addition to the Company Disclosure Document or any Schedules or Exhibits
delivered by it under this Agreement promptly after the occurrence of the same and again at the Closing by delivery of appropriate updates to the Company
Disclosure Document and to all such Schedules and Exhibits. No such notification made pursuant to this Section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the Purchaser specifically agrees thereto in writing nor shall any such notification be considered to constitute or give rise to a waiver by the Purchaser of any condition set forth in this Agreement.

                                   ARTICLE VII

CONDITIONS TO CLOSING

     7.1 Conditions to Obligation of Purchaser. The obligation of the Purchaser to effect the Transaction shall be subject to the fulfillment at or prior to the
Closing of the following conditions, unless Purchaser shall waive such fulfillment:

          (1) This Agreement and the transactions contemplated hereby shall have received all approvals, consents, authorizations, and waivers from governmental and other regulatory agencies and other third parties required to consummate the Transaction And

          (2) There shall not be in effect a preliminary or permanent injunction or other order by any federal or state court which prohibits the consummation of the Transaction. And

          (3) The Company shall have performed in all material respects each of its agreements and obligations contained in this Agreement and required to be performed on or prior to the Closing and shall have complied with all material requirements, rules, and regulations of all regulatory authorities having jurisdiction relating to the Transaction. And

          (4) No material adverse change shall, in the reasonable judgment of the Purchaser, have taken place in the business, condition (financial or otherwise), operations, or prospects of the Company since the date of the
     Company Balance Sheet other than those, if any, that result from the changes permitted by, and transactions contemplated by, this Agreement. And

          (5) The representations and warranties of the Company set forth in this Agreement shall be true in all material respects as of the date of this Agreement and, except in such respects as, in the reasonable judgment of the Purchaser, do not materially and adversely affect the business, condition (financial or otherwise), operations, or prospects of the
     Company, as of the Closing Time as if made as of such time. And

          (6) The Purchaser shall have received from the Company an officer's certificate, executed by the Chief Executive Officer and the Chief
     Financial Officer of the Company (in their capacities as such) dated the
     Closing Date, as to the satisfaction of the conditions in paragraphs (3),
     (4), and (5) above. And

          (7) The Purchaser shall have received, on and as of the Closing Date, an opinion of Counsel to the Company, substantially as to the matters set forth in Sections 4.1, 4.2, 4.3, 4.4 (to the best of the knowledge of such counsel as to parts (2), (3), (4), and (5)), and 4.7 (4 through 11, 14, 16, and 18) (to the best of the knowledge of such counsel) of this Agreement, and as to the Proxy Statement referred to in Section 8.2 below and the compliance of that document with the requirements of the Exchange Act, and to the effect that, in the opinion of such counsel, the Transaction will be a "reorganization" within the meaning of Section 368(a)(1) of the Code, all subject to customary limitations reasonably acceptable to Counsel to the
     Purchaser, and which may be based on opinions of Local Counsel to the extent such Counsel is not admitted to practice in a jurisdiction relevant to such opinion, provided such opinion of Local Counsel is delivered to the
     Purchaser; a customary comfort letter from the Company's Auditors; and such other closing documents and instruments as Purchaser shall reasonably request, in each case reasonably satisfactory in form and substance to
     Purchaser and its counsel. And

          (8) The number of shares of common stock of the Company owned by persons who have indicated a desire to exercise dissenters' rights of appraisal shall not exceed five percent (5%) of the outstanding shares of common stock of the Company.

     7.2 Conditions to Obligation of the Company. The obligation of the Company to effect the Transaction shall be subject to the fulfillment at or prior to the
Closing of the following conditions, unless the Company shall waive such fulfillment:

          (1) This Agreement and the Transaction shall have received all approvals, consents, authorizations, and waivers from governmental and other regulatory agencies and other third parties (including lenders, holders of debt securities, lessors, and shareholders of the Company)
     required by law to consummate the Transaction. And

          (2) There shall not be in effect a preliminary or permanent injunction or other order by any federal or state authority that prohibits the consummation of the Transaction. And

          (3) The Purchaser shall have performed in all material respects its agreements and obligations contained in this Agreement required to be performed on or prior to the Closing. And

          (4) The representations and warranties of the Purchaser set forth in this Agreement shall be true in all material respects as of the date of this Agreement and, except in such respects as do not materially and adversely affect the business of the Purchaser and its Subsidiaries, taken as a whole, as of the Closing Date as if made as of such time. And

          (5) The Company shall have received from the Purchaser an officers'
     certificate, executed by the Chief Financial Officer and the Chief
     Executive Officer of the Purchaser (in their capacities as such), dated as of the Closing Date, as to the satisfaction of the conditions of paragraphs
     (3) and (4) above (to the best of their knowledge where appropriate). And

          (6) The Company shall have received, on and as of the Closing Date, an opinion of Counsel to the Purchaser, substantially as to the matters set forth in Sections 3.1, 3.2 and 3.3 (to the best of the knowledge of such
     Counsel), and as to the registration statement and prospectus referred to in Section 5.8 above and the compliance thereof with the Securities Act, and to the effect that, in the opinion of such counsel, the Transaction will be a "reorganization" within the meaning of Section 368(a)(1) of the
     Code, all subject to customary limitations, reasonably satisfactory in form and substance to the Company, and its counsel, and which may be based on opinions of Local Counsel to the extent such Counsel is not admitted to practice in a jurisdiction relevant to such opinion, provided such opinion of Local Counsel is delivered to the Company, and such other closing documents and instruments as the Company shall reasonably request, in each case reasonably satisfactory in form and substance to the Company and its counsel.

                                  ARTICLE VIII

SECURITIES AND SECURITY HOLDERS

     8.1 Meeting of Shareholders. The Company agrees that, as soon as practicable after the execution of this Agreement, it will, in conjunction with and subject to the oversight and control of the Purchaser and its counsel, commence activities toward convening a meeting of shareholders of the Company to vote upon the approval by such shareholders of the Transaction. Such activities shall include taking all action required by law to authorize the consummation of the Transaction insofar as authorization thereof by shareholders is required.

     8.2 Investment Representation. Each of the undersigned Sellers, each a shareholder of the Company who is signing this Agreement, severally and not jointly, represents and confirms to the Purchaser that he, she, or it (1) is an accredited investor within the meaning of Rule 501(a) under the Securities Act or, if not such an accredited investor, has, alone or together with a purchaser representative within the meaning of Rule 501(h) under the Securities Act, such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in securities of the Purchaser of the type contemplated by this Agreement; (2) is aware of the limits on resale imposed by virtue of the nature of the Transaction; and (3) is receiving the
Consideration hereunder, to the extent that such Consideration consists of securities issued without registration under the Securities Act in reliance on the exemption from registration contained in Section 4(2) of the Securities Act, which securities are identified for this purpose on Schedule 8.2 hereto, for investment, and without any view to the sale, resale or other distribution thereof in any manner that is in violation of the Securities Act. The certificates representing such securities, when delivered to the shareholders of the Company at the Closing, may have appropriate orders restricting transfer placed against them on the records of the transfer agent for such securities, and may have placed upon them the following legend:

     THE SECURITIES REPRESENTED HEREBY HAVE BEEN ISSUED IN A TRANSACTION EXEMPT
     FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE
     TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS THE
     TRANSFEROR FIRST SATISFIES THE ISSUER THAT THE PROPOSED TRANSFER, IN THE
     MANNER PROPOSED, DOES NOT VIOLATE THE REGISTRATION REQUIREMENTS OF SAID
     ACT.

     Each Seller agrees not to attempt any transfer of any such securities without first complying with the substance of said legend, and agrees that satisfaction of the issuer may, if the Purchaser or the Company so requests, include an opinion of counsel acceptable in form and substance to the issuer, a no-action letter of the SEC, or equivalent evidence. Each of the undersigned shareholders acknowledges, without limitation, that the foregoing agreement and representation shall apply to Consideration delivered to such person as a result either of the Closing hereunder or of the exercise of the option granted by such
Seller pursuant to Section 9.7 hereof.

                                   ARTICLE IX

TERMINATION, AMENDMENT, WAIVER

     9.1 Termination. This Agreement and the Transaction may be terminated at any time prior to the Closing, whether before or after any approval by shareholders:

          (1) By mutual consent of the Purchaser and the Company; or

          (2) By either Purchaser or the Company, upon written notice to the other, if the conditions to such party's obligations to consummate the
     Transaction, in the case of Purchaser, as provided in Section 7.1, or, in the case of the Company, as provided in Section 7.2, were not, or cannot reasonably be, satisfied on or before ____________, 2001unless the failure of condition is the result of the material breach of this Agreement by the party seeking to terminate.

     9.2 Amendment. This Agreement may be amended by the Company and the
Purchaser by action taken at any time, but after the Transaction has been approved by the shareholders of the Company no amendment shall be made which materially reduces the Consideration or which in any way materially and adversely affects the rights of the Company or its shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of the Company and the Purchaser.
By executing this Agreement, each Seller appoints the Company the agent and attorney-in-fact of such Seller to the extent (but only to the extent) necessary to bind the Seller to amendments to this Agreement approved by the Company to the limited extent set forth in this Section 9.2.

     9.3 Waiver. At any time prior to the Closing Date, the Purchaser or the
Company, by action taken by their respective Boards of Directors, may (1) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (2) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (3)
waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     9.4 Option. Each of the undersigned Sellers, severally, hereby grants to the Purchaser the right, upon twenty-four (24) hours' written notice delivered to such Seller at the address set forth for such purpose on Schedule 9.4 hereto, at any time until seventy-two (72) hours after termination of this Agreement, to purchase from him, her or it the number of shares of stock of the Company owned by such Seller as specified on Schedule 9.4 hereto, against delivery to such
Seller of an amount equal to the Consideration per share payable hereunder times the number of such shares of stock with respect to which such option is being exercised. Each Seller, with respect to such shares identified on Schedule 9.4,
(1) agrees not to sell, transfer, pledge, hypothecate, or otherwise transfer such shares, or enter into any agreement to do the same, prior to the date of expiration of the option herein granted, (2) grants to the Purchaser, for so long as the option herein granted shall remain in effect, the sole and exclusive right and power to vote the shares with respect to which the option is granted, with power and right of substitution, and (3) in all respects appoints the
Purchaser, with power of substitution, as the proxy and attorney-in-fact of such
Seller to vote such shares in the place of Seller and with respect to any such vote the power to execute any and all documents and instruments in respect thereof in all respects with all right, power, and authority that the Seller himself, herself or itself could exercise. The Seller agrees to provide any and all documents, evidences of authority, resolutions, and so forth, necessary to enable Purchaser to exercise the power and authority herein granted. The
Purchaser agrees not to exercise any power herein granted in any manner inconsistent with the operation of the Company in the future in the same manner that it has been operated in the past, with the same directors, except that the
Purchaser may vote such shares in favor of the Transaction.

                                    ARTICLE X

GENERAL PROVISIONS

     10.1 Arbitration. In the event that there shall be a dispute arising out of or relating to this Agreement, the Transaction, any document referred to herein or centrally related to the subject matter hereof, or the subject matter of any of the same, the parties agrees that such dispute shall be submitted to binding arbitration in Sacramento, California, under the auspices of, and pursuant to the rules of, the American Arbitration Association as then in effect, or such other procedures as the parties may agree to at the time, before a tribunal of three arbitrators, one of which shall be selected by each of the parties to the dispute and the third of which shall be selected by the two arbitrators so selected. Any award issued as a result of such arbitration shall be final and binding between the parties, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought.

     10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice given at least five (5) Business Days prior thereto):

     If to the Purchaser, or the Merger Subsidiary:

               Attention:.........
               with a copy to:....
               Attention:.........

     If to the Company, the Sellers, any of them or any Affiliate of any of them:

               Attention:.........
               with a copy to:....
               Attention:.........

     10.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.4 Survival of Representations, Warranties, Et Cetera. The
representations, warranties, covenants, and agreements of the parties contained herein shall survive the Closing and any investigation of the other party made prior thereto. Representations and warranties shall so survive for a period of three (3) years from the Closing. Covenants and agreements shall survive for the longer of three (3) years from the Closing or one (1) year after they were to have been performed and were capable of performance.

     10.5 De Minimis Claims. No party shall bring any action against any other party hereto with respect to the subject matter hereof unless the aggregate amount of all claims so brought in relation to the subject matter of this
Agreement exceeds $50,000.00, provided, however, that the foregoing shall not prevent or preclude actions seeking injunctive or other equitable forms of relief.

     10.6 Miscellaneous. This Agreement (1) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof, except as specifically provided otherwise or referred to herein, so that no such external or separate agreements relating to the subject matter of this Agreement shall have any effect or be binding, unless the same is referred to specifically in this Agreement or is executed by the parties after the date hereof; (2) is not intended to confer upon any other person any rights or remedies hereunder; (3)
shall not be assigned by operation of law or otherwise except for assignment of all or any part of the rights of the Purchaser hereunder, which may be freely assigned by the Purchaser so long as the obligations of the Purchaser under this
Agreement remain obligations of, or their performance is guaranteed by, the
Purchaser; and (4) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of .........., without regard to the principles of conflict of laws thereof. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed on the date first written above by their respective officers thereunto duly authorized.

The Purchaser:

CHAPEAU, INC.
A Utah corporation
By:

-------------------------

-------------------------

Merger Subsidiary:
CHAPEAU NEVADA, Inc.
By:

-------------------------

-------------------------

The Company:
SPECIALIZED ENERGY PRODUCTS, INC.
A Nevada corporation
By:
-------------------------

-------------------------

Sellers (executing solely for purposes of those provisions applicable to them, and not as guarantors of the Company's obligations).

-----------------------

-----------------------

                                    Exhibit A

                               AGREEMENT OF MERGER

     THIS AGREEMENT OF MERGER (the Agreement) is made as of February ___, 2001, by and among SPECIALIZED ENERGY PRODUCTS, INC.(the Company), a Nevada
corporation, CHAPEUA, INC. (the Purchaser), a Utah corporation, and CHAPEAU
NEVADA, Inc. (the Merger Subsidiary), a Nevada corporation.

     WHEREAS, the parties hereto have entered into an Plan of Reorganization and
Agreement (the Plan and Agreement) containing various representations, warranties, covenants, and conditions relating to, among other things, the merger of the Merger Subsidiary with and into the Company (the Merger); NOW,
THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereby agree as follows:

ARTICLE I

     1. Constituent Corporations and Surviving Corporation. The Company and the
Merger Subsidiary shall be the constituent corporations to the Merger (the
Constituent Corporations). The Merger Subsidiary shall be merged with and into the Company, which shall be the surviving corporation of the Merger (the
Surviving Corporation). The identity, existence, rights, privileges, powers, franchises, properties, and assets of the Company shall continue unaffected and unimpaired by the Merger. At the Effective Time (hereinafter defined) of the
Merger, the identity and separate existence of the Merger Subsidiary shall cease and all of the rights, privileges, powers, franchises, properties and assets of the Merger Subsidiary shall be vested in the Company in accordance with the provisions of the General Corporation Law of the State of Nevada. The name of the Surviving Corporation shall continue to be SPECIALIZED ENERGY PRODUCTS, INC.

     2. Effective Time. The date and time when the Merger becomes effective are herein referred to as the "Effective time" of the Merger. The Effective Time shall be the time of filing of this Agreement with the Secretary of State of the
State of Nevada.

ARTICLE II

     1. Articles of Incorporation. The Articles of Incorporation of the Company,
as in effect immediately prior to the Effective Time of the Merger, shall thereafter continue in full force and effect as the Articles of Incorporation of the Surviving Corporation.

     2. Bylaws. The Bylaws of the Company as in effect immediately prior to the
Effective Time of the Merger shall be the Bylaws of the Surviving Corporation, until amended or repealed.

     3. Officers and Directors. The officers of the Company at the Effective
Time of the Merger shall be the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the
Surviving Corporation. The directors of the Merger Subsidiary at the Effective
Time of the Merger shall be the directors of the Surviving Corporation, until their successors have been duly elected and qualified in accordance with the
Articles of Incorporation and Bylaws of the Surviving Corporation.

ARTICLE III

     1. Conversion of the Company Common Stock.

          (a) Each share of Common Stock, $0.25 par value (the Shares), of the
     Company issued and outstanding immediately prior to the Effective Time
     (other than Shares held by stockholders who properly exercise any dissenters' rights available under the applicable state law) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive __________shares of $0.001 par value Common Stock of the Purchaser per share (the Merger
     Consideration) upon surrender of the certificate representing such share.

          (b) Each share of Common Stock of the Merger Subsidiary (the Merger
     Subsidiary Common Stock) issued and outstanding immediately prior to the
     Effective Time of the Merger, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one fully paid and nonassessable share of Common Stock of the Surviving
     Corporation (Surviving Corporation Common Stock). From and after the
     Effective Time of the Merger, each outstanding certificate which theretofore represented shares of the Merger Subsidiary Common Stock shall be deemed for all purposes to evidence ownership of and to represent that number of shares of Surviving Corporation Common Stock into which the shares of the Merger Subsidiary Common Stock represented thereby shall have been converted.

     2. Dissenting Shares. Each outstanding share of the Company Common Stock held by a holder who has demanded and perfected his right to an appraisal of his shares in accordance with Section ..........et seq. of the General Corporation
Law of the State of Nevada Code and who has not effectively withdrawn or lost his right to such appraisal (Dissenting Shares) shall not be converted into or represent the right to receive the Merger Consideration, pursuant to Section 1 of this Article III, but the holder thereof shall be entitled only to such rights as are granted by said Section ..........et seq. of the General
Corporation Law of the State of Nevada. Each holder of Dissenting Shares who becomes entitled to payment for his shares of Common Stock of the Company pursuant to the aforementioned sections of the General Corporation Law of the
State of Nevada shall receive payment therefor from the Surviving Corporation in accordance with such sections. If any holder of Common Stock of the Company who demands appraisal of his shares in accordance with said provisions of law shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, each share of the Company Common Stock held by such holder shall automatically be converted into the right to receive the Merger Consideration, without interest thereon or any other payment with respect thereto, pursuant to
Section 1 of this Article III.

     3. Delivery of Merger Consideration; Stock Transfer Books.

          (a) Promptly after the Effective Time of the Merger, the Purchaser, on behalf of the Merger Subsidiary (or the Company, as the Surviving
     Corporation) shall make available to _________or such other transfer agent as the parties hereto mutually select (the Transfer Agent), for a period ending six (6) months after the Effective Time of the Merger, such shares of Common Stock of the Purchaser as are necessary for the Transfer Agent to make deliveries of such shares against surrender of certificates for shares of the Company's Common Stock, or shall make such other arrangements with respect thereto as shall be satisfactory to the Company and to the Transfer
     Agent. Promptly after the Effective Time of the Merger, the Transfer Agent shall transmit to each record holder of an outstanding certificate which prior thereto represented shares of the Company Common Stock, a form of letter of transmittal and instructions for use in effecting the surrender of such certificate for receipt of the Merger Consideration. Upon surrender to the Transfer Agent of such certificate, together with such letter of transmittal, duly executed, the Transfer Agent shall promptly cause to be delivered to the person entitled thereto the number of shares of the Common
     Stock of the Purchaser to which such person is entitled. If shares are to be issued to a person other than the person in whose name the surrendered certificate is registered, it shall be a condition of such issuance and delivery that the surrendered certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance and delivery to a person other than the registered holder of the surrendered certificate or establish to the satisfaction of the Surviving
     Corporation that such tax has been paid or is not applicable. The Surviving
     Corporation shall pay all charges of the Transfer Agent in connection with the exchange of the Merger Consideration for certificates representing formerly outstanding shares of the Company Common Stock. Until surrendered in accordance with the provisions of this Section 3(a), each certificate which immediately prior to the Effective Time of the Merger represented issued and outstanding shares of the Company Common Stock shall represent for all purposes solely the right to receive the Merger Consideration multiplied by the number of shares of the Company Common Stock which prior to the Effective Time of the Merger were represented by such certificate.
     Any holders of certificates representing outstanding shares of the Company
     Common Stock who shall not have surrendered such certificates during the six (6) months immediately following the Effective Time of the Merger shall thereafter look only to the Surviving Corporation for payment of the Merger
     Consideration, and shall have no rights against the Transfer Agent with respect thereto.

          (b) After the Effective Time of the Merger, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the
     Effective Time of the Merger. If, after the Effective Time of the Merger, certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration as provided herein, and the Purchaser shall provide the Surviving Corporation with sufficient shares of the Common Stock of the Purchaser to accomplish such exchanges.

ARTICLE IV

     1. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

     2. Governing Law. This Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the internal laws of the State of Nevada without regard to the principles of conflicts of law thereof.

     3. Section Headings. The section headings contained in this Agreement have been inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the undersigned parties have executed this Agreement, as of the date first herein written.

The Purchaser:

CHAPEAU, INC.
A Utah corporation

By:

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Merger Subsidiary:

CHAPEAU NEVADA, Inc.
A Nevada corporation

By:

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The Company:

SPECIALIZED ENERGY PRODUCTS, INC.
A Nevada corporation By:
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Sellers (executing solely for purposes of those provisions applicable to them, and not as guarantors of the Company's obligations).

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